Exhibit 99.1

CONTACT:	Chris Doll (Investors)
	513-534-2345 Gary Rhodes (Media) 513-534-4225	May 20, 2019

Tanner to Step Away from Chief Administrative Officer Role at Fifth Third Bancorp

Cincinnati, Ohio – Fifth Third Bancorp (Nasdaq: FITB) today announced that Teresa Tanner, executive vice president and chief administrative officer, has decided to step away from full-time work at the bank after 15 years.

“I step away from day-to-day involvement with the Company with a blend of excitement for what is to come and nostalgia for what I am choosing to leave,” said Tanner. “Fifth Third has been the greatest joy of my professional life. I have grown here as a leader and as a person. The opportunity to help deliver on our promises to serve our communities, customers, employees and shareholders has humbled and amazed me. At the same time, though, I also know a different world awaits if I have the courage to embrace it. I care deeply about building communities, empowering women, and finding new ways to solve old problems. This career decision will allow me the opportunity to amplify and accelerate my work on those important topics.”

Tanner will continue to serve on a number of Cincinnati-based nonprofit boards. Her responsibilities as Fifth Third’s chief administrative officer will be consolidated among several senior leaders.

“Fifth Third has been fortunate to have such a talented leader with so much passion for the organization and for doing what is right to serve our stakeholders,” said Greg Carmichael, Fifth Third chairman, president and chief executive officer. “Her counsel, courage and commitment have inspired me and countless others at Fifth Third Bank. We simply would not be the organization we are today without Teresa’s leadership over the past 15 years. We wish Teresa the best as she pursues the next chapter in her life.”

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio and the indirect parent company of Fifth Third Bank, an Ohio-chartered bank. As of March 31, 2019, Fifth Third had $168 billion in assets and operated 1,207 full-service banking centers and 2,559 ATMs with Fifth Third branding in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2019, had $394 billion in assets under care, of which it managed $44 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Deposit and Credit products are offered by Fifth Third Bank. Member FDIC.

#    #    #